EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of 8th day of August, 2007 (“Effective Date”) by and between the River Rock Entertainment Authority (“Authority”), a governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (“Tribe”), and Joseph Callahan (“Employee”).

The parties hereto expressly intend that this Agreement describe Employee’s relationship as an employee of Tribe and not as a contractor, including but not limited to the meaning of such term as is used in 25 USC § 2711 and 25 CFR § 502.15. The parties have purposefully structured the terms and provisions of this Agreement consistent with, and in furtherance of, this expressed intent.

l. Employment.  On and subject to the terms and conditions of this Agreement, the Authority hereby employs Employee, and Employee hereby accepts employment with the Authority, as the Chief Financial Officer (CFO) of the Authority and the CFO of the Authority’s gaming enterprise known as the River Rock Casino (“Casino”). Employee shall assume overall responsibility for the financial operation of all gaming related entities (together with the Casino, the “Gaming Enterprise”).  Employee shall report to, be accountable to and work under the authority of the Authority’s Chief Executive Officer (CEO).

2. Reporting. Employee shall report directly to the CEO with respect to all financial activities of the Gaming Enterprise, and otherwise to the extent requested by the CEO or the Authority Board of Directors (“Authority Board”).  Without limiting the foregoing, Employee shall perform such executive duties as are commonly attendant upon the office of a casino CFO and such further executive duties as may be specified from time to time by the CEO, which shall include:

(a)           Directing and overseeing all the financial activities of the Gaming Enterprise including preparation of current financial reports as well as summaries and forecasts for future business growth and general economic outlook.

(b)           Responsibility for all financial reports required by the Tribal, State and Federal agencies.

(c)           Directing and overseeing investment portfolios with care and diligence to maximize income within the constraint of maximum safety, growth of income and long-term appreciation of capital; to ensure liquidity by defining maturities as required by cash flow projections; and to preserve capital.

(d)           Responsibility for safeguarding all Gaming Enterprise assets.

(e)           Preparation of annual operating budgets, capital budgets and required modifications to such budgets for all gaming related entities and implementation of such budgets;

(f)            Preparation, implementation and direction of Authority compliance programs, including assurance that the Gaming Enterprise meets the requirements of the Indian Gaming Regulatory Act, the Tribal-State Gaming Compact between the Tribe and the State of California (the “Compact”), the laws and ordinances of the Tribe, all SEC reporting requirements and other applicable laws as well as agreements to which the Tribe and/or the Authority is a party.

(g)           Preparation, implementation and direction of programs to assure that the Gaming Enterprise meets all federal, Tribal and Compact requirements for internal controls, including establishment and enforcement of policies designed to maintain the integrity of all gaming operations for the protection of the Tribe, the Authority, the Authority Board, the Gaming Enterprise, its customers and the public in accordance with laws and standards in the gaming industry;

(h)           Organizing and assisting construction development financial management activities.

3. Term. The term of this Agreement (“Term”) shall commence on the Effective Date and shall end three (3) years after the Effective Date, unless terminated earlier by the parties as provided herein. Notwithstanding the Term as described herein.

4. Full-Time Service. Employee agrees that during the Term of this Agreement unless earlier terminated, he will commit his full time and energies to the duties imposed hereby and, further, agrees that during the term of this Agreement he will not (whether as an officer, director, member, employee, partner, proprietor, investor, security holder, lender, associate, consultant, adviser or otherwise) directly or indirectly, engage in the business of the Gaming Enterprise as a competitor or otherwise without the express prior written consent of the Authority Board.

5. Compensation.

(a) Employee will be paid a base salary of Two Hundred Ten Thousand Dollars ($210,000.00) per annum (“Base Compensation”), subject to applicable withholding taxes and required deductions.

(b) Base Compensation shall be paid every other workweek on the day established by the Authority for all employees of the Gaming Enterprise.

(c) Upon satisfactory completion of 120 days of service under this Agreement or at the discretion of the River Rock Entertainment Authority Board of Directors, Employee’s Base Compensation shall be increased to an adjusted base salary of Two Hundred Twenty-five Thousand Dollars ($225,000.00) per annum.

(d) Employee will be paid an annual discretionary bonus, payable within 45 days after the end of each Contract Year, of not more than twenty-five percent (25%) of Employee’s Base Compensation, based on the following criteria:

(i)                                     Employee’s success in meeting or exceeding Gaming Enterprise performance criteria proposed by Employee prior to the start of each fiscal year of the Gaming Enterprise and approved by the CEO;

(ii)                                  Employee’s success in establishing and implementing all financial internal control, financial reporting, financial guidance and compliance programs and all other programs of the Gaming Enterprise with which Employee is charged with responsibility; and

(iii)                               Employee’s demonstrated leadership and communication skills.

(e) In the event the Authority adopts a deferred compensation/pension plan, Employee shall be entitled to such benefits, including the right to have some or all of any bonus placed into such a deferred compensation plan.

(f) Employee will be entitled, on the same basis as other employees of the Authority, to participate in and to receive benefits under any of the Authority’s employee benefit plans, if any, as such plans may be modified from time to time, except that Employee will be entitled to one week of vacation in excess of the Authority’s normal vacation policy for employees of the Authority, accrued in accordance with the Authority’s normal vacation policy.

(g) The Authority will reimburse Employee all reasonable and necessary business expenses incurred on behalf of his employment during the performance of his duties under this Agreement, subject to the existing reimbursement policy established by the Authority. Such reimbursements shall be supported by adequate record-keeping and other requirements as may be necessary or appropriate to comply with the Internal Revenue Code.

(h) Employee will have the right to be reimbursed for any legal fees incurred as the result of defending himself in any third party lawsuit arising out of Employee’s obligations under this Agreement; provided that all such defenses shall be managed and controlled by Authority and with counsel reasonably approved by Authority.  Employee is and will continue to be covered under the Authority’s errors and omissions insurance as such insurance covers all members of the Board.

(i) Employee will be entitled to a one-time payment of Six Thousand Five Hundred Dollars ($6,500) to cover relocation costs, plus additional costs sufficient to pay up to thirty (30) days stay at Extended Stay America in Santa Rosa, California or other approved lodging.

6. Licensing Issues.  Employee warrants and represents that he is eligible and suitable for a background clearance and license as being suitable for holding a key employee or manager’s position in a gaming establishment under Tribal, State and federal law. Employee agrees to timely apply for any license(s) and background investigations as may be required under applicable law and as may be necessary to enable him to engage in his employment hereunder. The Authority or the Gaming Enterprise shall pay all costs associated with such licensing and backgrounding. Employee will maintain all gaming licenses and suitability determinations in good standing as a continuing condition of his employment under this Agreement, and shall notify the Tribal Gaming Commission (“TGA”) of any information that is material to, or a change from, any information sought or contained in his Tribal gaming license application or his suitability in general for a gaming license, and shall do so as soon as possible after such information is known to Employee.

7. Termination.

(a) Employee may be terminated prior to the Termination Date by Authority only under the following circumstances:

(i) Upon termination, revocation or disapproval of any license required by law to be held by Employee to perform as the CFO of the Authority and the CFO of the Gaming Enterprise or if any event renders it unlawful for the Tribe and Authority to continue to conduct casino gaming on the reservation; or

(ii) Employee shall commit an act constituting “Cause,” Cause being defined as (a) an act of intentional dishonesty against the Authority or the Gaming Enterprise; (b) conviction of any criminal charge involving moral turpitude; (c) the deliberate or intentional refusal by Employee (except by reason of disability) to perform his duties hereunder; (d) gross negligence in the performance of his duties hereunder; or, (e) failure to perform his duties in a manner consistent with his professional obligations after prior sufficient verbal and written warnings; or

(iii) Employee shall die; or

(iv) The Authority shall for any reason cease to conduct its gaming enterprises; or

(v) Employee shall become unable to perform the duties and responsibilities set forth in this Agreement by reason of long-term physical or mental disability, defined as a period of disability that exceeds six (6) months; or

(vi) Either party shall give the other party hereto thirty (30) days’ written notice of Employee’s resignation or termination.

(b) If Employee’s employment should be terminated under paragraphs 7 (a)(i), (a)(ii) or (a)(vi) above (provided that this subparagraph (b) shall only apply to paragraph 7 (a)(vi) to the extent that Employee has resigned), then Authority shall within ten (l0) days of such termination pay Employee the Base Compensation and accrued bonuses and benefits to the date Employee is terminated, whereupon Authority shall have no further liability or obligation to Employee under this Agreement.

(c) If Employee is terminated under paragraphs 7 (a)(iii), (a)(iv), (a)(v) or (a)(vi) (provided that this subparagraph (c) shall only apply to paragraph 7 (a)(vi) to the extent that Authority has terminated Employee), the Authority shall pay to Employee his salary for a period of three (3) months from the date of termination and he shall be eligible for all employee benefits during that three-month period, pro-rated to that period and shall receive as bonus compensation an amount equal to 25% of the prior year’s bonus payable at the end of the three-month period.  Employee shall be paid all amounts due him at the time of termination when they would otherwise be paid, including the pro rata share of the bonus for the year in which the termination occurred.

(d) Upon the payment of all or any part of the compensation provided for in this paragraph 7, or its mitigation under this paragraph, the Authority will have no further liability or obligation to Employee under this Agreement or arising from the employment relationship except that obligation provided for in this paragraph 7.

(e) Employee will be liable in damages to the Authority for all losses and expenses incurred by Authority if he terminates his employment for any reason not authorized herein, with the exception of termination by written notice agreed to by both parties. Any such unauthorized termination by Employee will constitute a waiver by Employee of all claims against the Authority and the Gaming Enterprise except for Base Compensation and accrued bonus and benefits to the date of his termination.

8. Confidentiality of Proprietary Information.  Any information acquired by Employee while in the employ of the Authority related to employee lists, patron lists, marketing plans, operating procedures and other information proprietary to the Authority or the Gaming Enterprise are acknowledged by Employee to be confidential information belonging to the Authority, and Employee shall not disclose such information without the express written authorization of the Authority except in the ordinary course of the business of the Gaming Enterprise.  Employee shall, upon termination of this Agreement for any reason whatsoever, turn over to the Authority any and all copies he may have of employee lists, patron lists, marketing programs, operating procedures and other information proprietary to the Authority or the Gaming Enterprise.  Employee acknowledges that employee lists, patron lists, marketing programs, operating procedures and other information proprietary to the Authority or the Gaming Enterprise are confidential and proprietary information belonging to the Authority and the Authority may exercise any and all remedies available to it at law or in equity to enforce this Agreement with respect to non-disclosure of any such proprietary information to which Employee has or will become privy while an employee of Authority.  Particularly, the parties agree that, because of the nature of the subject matter of this paragraph 8, in event of a threat or danger of disclosure of such information, it could be extremely difficult to determine the actual damages suffered or to be suffered by Authority in the event of a breach of this Agreement by Employee. Accordingly, Authority shall be entitled to injunctive relief (both temporary and permanent), it being acknowledged and agreed that any such actual or threatened breach will cause irreparable injury to Authority and that money damages alone will not provide an adequate remedy to Authority. Notwithstanding the foregoing, Authority also shall be entitled to money damages for any loss suffered or to be suffered as a consequence of Employee’s breach of this Agreement. The parties acknowledge that this provision shall survive the termination of this Agreement.

9. Assignment.  This Agreement may be assigned by the Authority to any entity formed by the Tribe or the Authority for the express purpose of operating the Gaming Enterprise and any related economic development activities.  This Agreement contemplates the personal services of Employee and neither this Agreement nor any of the rights herein granted to Employee or the duties assumed by him hereunder may be assigned by him.

10. Miscellaneous.

(a) Employee represents to Authority that there are no restrictions to which he is subject or agreements to which he is a party that would be violated by his execution of this Agreement and his employment hereunder.

(b) This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the Dry Creek Rancheria and the State of California.

(c) No amendment to this Agreement or any attempted waiver of a provision of this Agreement shall be effective unless in writing and signed by the parties to this Agreement.

(d) Any controversy that arises out of this Agreement shall be determined in accordance with the laws of the Tribe and the State of California. In no event shall any liability of the Tribe, the Authority, TGA or the Gaming Enterprise or any of them exceed an amount equal in total to three (3) months of the Compensation for a one year period.

The Parties have executed this Agreement this 17th day of October, 2007, effective as of the Effective Date first written above.

RIVER ROCK ENTERTAINMENT AUTHORITY

By:	/s/ Betty J. Arterberry
Name:	Betty J. Arterberry
Its:	Chairperson

EMPLOYEE

/s/ Joseph Callahan
Joseph Callahan

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